THE UNIFIED FUNDS

                            SHAREHOLDER SERVICES PLAN

         SHAREHOLDER SERVICES PLAN (this "Plan"), adopted on November 20,1997, by the Board of Trustees of The Unified Funds, an Ohio business trust (the 'Trust"), with respect to each class of its shares of beneficial interest (the "Shares") set forth on the exhibits attached hereto (each a "Fund").

     Section 1 This Plan is adopted to allow each Fund to make payments as contemplated herein to obtain certain personal services for shareholders and/or the maintenance of shareholder accounts ("Services").

     Section 2 This Plan is designed to compensate broker/dealers and other participating financial institutions and other persons ("Providers") for providing services to each Fund and its shareholders. The Plan will be administered by Unified Fund Services, Inc., Inc., as administrator of the Funds ("Unified"). In compensation for the services provided pursuant to this Plan, Providers will be paid a monthly fee computed at the annual rate not to exceed 0.15% of the average aggregate net asset value of the Shares of each Fund held during the month.

     Section 3 Any payments made by a Fund to any Provider pursuant to this Plan will be made pursuant to a "Shareholder Services Agreement" entered into by Unified on behalf of the Fund and the Provider.

     Section 4 Each Fund has the right (a) to select, in its sole discretion, the Providers to participate in the Plan and (b) to terminate without cause and in its sole discretion any Shareholder Services Agreement.

     Section 5 Quarterly in each year that this Plan remains in effect, Unified shall prepare and furnish to the Board of Trustees of the Trust, and the Board of Trustees shall review, a written report of the amounts expended under this Plan.

     Section 6. This Plan shall become effective with respect to each Fund upon the latest to occur of the following: (a) approval of this Plan by a majority of the Trust's Board of Trustees, including a majority of the members of the Board of Trustees who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any related documents to the Plan (the "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on this Plan; (b) the execution the Fund of an exhibit hereto adopting this Plan; and (c) the effectiveness of the registration of the Fund's Shares under the Securities Act of 1933, as amended.

     Section 7 This Plan shall remain in effect with respect to each Fund presently set forth on an exhibit and any subsequent Funds added pursuant to an exhibit during the initial year of this Plan for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Fund at least annually by a majority of the Board of Trustees, including a majority of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan. If this Plan is adopted with respect to a Fund after the first annual approval by the Trustees as described above, this Plan will be effective as to that Fund upon execution of the applicable exhibit pursuant to the provisions of Section 6(b) above and will continue in effect until the next annual approval of this Plan by the Board of Trustees and thereafter for successive periods of one year subject to approval as described above.

     Section 8. All material amendments to this Plan must be approved by a vote of the Board of Trustees, including a majority of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such amendment.

     Section 9 This Plan may be terminated with respect to any Fund at any time by: (a) a majority vote of the Qualified Trustees; or (b) a vote of a majority of the outstanding voting securities of such Fund.

     Section 10, While this Plan shall be in effect, the selection and nomination of Trustees who are not "interested persons" of the Trust will be committed to the discretion of Trustees who are themselves not interested persons of the Trust.

     Section 11 All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Section 9 above.

     Section 12. This Plan shall be construed in accordance with and governed by the laws of the State of Indiana.

     IN WITNESS WHEREOF, this Plan has been executed on behalf of the Board of Trustees as of the date first hereinabove written.

                                                      THE UNIFIED FUNDS



                                                      By /s/ Timothy L. Ashburn
                                                         Timothy L. Ashburn
                                                         Trustee and President

ACCEPTED:

UNIFIED FUND SERVICES, INC.

By /s/ David A. Bogaert
     David A. Bogaert
     President
                                       -2-



                                    EXHIBIT A
                                       to
                            Shareholder Services Plan

                           The Starwood Strategic Fund
                                 The Laidlaw Fund
                         The First Lexington Balanced Fund
                          The Taxable Money Market Fund


This Plan is adopted by the Trust with respect to each of the above-named Funds.

     As compensation for the services provided pursuant to this Plan, Providers will be paid a monthly fee computed at the annual rate of 0.15% of the average aggregate net asset value of the Fund held during the month.

     IN WITNESS WHEREOF, the parties hereto have caused this Exhibit to be executed by their officers designated below as of the date set forth below.

                                                    THE UNIFIED FUNDS



                                                     By /s/ Timothy L. Ashburn
                                                        Timothy L. Ashburn
                                                        Trustee and President

                                                     UNIFIED FUND SERVICES, INC.



                                                     By /s/ David A. Bogaert
                                                       David A. Bogaert
                                                       President
                                                      Dated:  January 30, 1998